Exhibit 97.1

KNOT OFFSHORE PARTNERS LP

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED

COMPENSATION

1. Purpose. The purpose of this Policy is to describe circumstances in which the Company will recover Erroneously Awarded Compensation and the process for such recovery. This Policy is intended to comply with (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, and implemented by Rule 10D-1 thereunder adopted by the Commission and (b) Section 303A.14 of the Listed Company Manual of the NYSE.

2. Administration. This Policy shall be administered by the Board or, if so designated by the Board, a majority of the independent directors of the Board, in which case, references herein to the Board shall refer to such independent directors. Any determinations made by the Board shall be final and binding on all affected individuals.

3. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

a. “Audit Committee” means the Audit Committee of the Board.

b. “Board” means the Board of Directors of the Company.

c. “Commission” means the Securities and Exchange Commission.

d. “Company” means KNOT Offshore Partners LP.

e. “Compensation Eligible for Recovery” means Incentive-based Compensation received by an individual:

i.	after beginning service as an Executive Officer,
ii.

who served as an Executive Officer at any time during the performance period for the applicable Incentive-based Compensation (regardless of whether such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company),

iii.	while the Company had a class of securities listed on a national securities exchange or a national securities association,
iv.	during the applicable Recovery Period, and
v.	on or after the Effective Date.

f. “Effective Date” means October 2, 2023.

g. “Erroneously Awarded Compensation” means the Compensation Eligible for Recovery less the amount of such compensation as it would have been determined based on the restated amounts, computed without regard to any taxes paid.

h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

i. “Executive Officer” means the Company’s executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the applicable rules of the NYSE, who, for the avoidance of doubt would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b), and such other senior executives and officers who may from time to time be deemed subject to the Policy by the Board.

j. “Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Unit price and total unitholder return are considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.

k. “Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

l. “NYSE” means the New York Stock Exchange LLC.

m. “Policy” means this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended or amended and restated from time to time.

n. “Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

o. “Restatement” means an accounting restatement:

i.

due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or

ii.	that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

p. “Restatement Date” means the earlier of:

i.	the date the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or
ii.	the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

4. Recovery of Erroneously Awarded Compensation.

a. The Chief Financial Officer or Chief Accounting Officer of the Company shall promptly report to the Audit Committee any instance in which the Company is required to prepare a Restatement.

b. Upon learning of a required Restatement, the Audit Committee shall determine the Restatement Date and shall promptly report to the Board such determination.

c. The Chief Financial Officer or Chief Accounting Officer (or another appropriate officer or third party designated by the Board) shall promptly (but in any event within 90 days following the Restatement) calculate the Erroneously Awarded Compensation for each affected individual, which calculation shall be subject to Board approval. For purposes of calculating Erroneously Awarded Compensation:

i.

Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.

ii.

Incentive-based Compensation based on (or derived from) unit price or total unitholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, shall be based on a reasonable estimate of the effect of the Restatement on the unit price or total unitholder return upon which the Incentive-based Compensation was received. The Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the NYSE.

d. Promptly following the Board’s approval of the Erroneously Awarded Compensation calculated by the Chief Financial Officer or Chief Accounting Officer (or another appropriate officer or third party designated by the Board), the Company shall notify in writing each individual who received Erroneously Awarded Compensation of the amount of Erroneously Awarded Compensation received by such individual and shall demand payment or return, as applicable, of such Erroneously Award Compensation.

e. The Company shall demand recovery and recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the Board determines that (I) recovery of the Erroneously Awarded Compensation would be duplicative of compensation recovered by the Company from the individual pursuant to Section 304 of the Sarbanes-Oxley Act or pursuant to other recovery obligations (in which case, the amount of Erroneously Awarded Compensation shall be appropriately reduced to avoid such duplication), or (II) recovery would be impracticable, and one of the following conditions applies:

i.

the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

ii.

recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

iii.

recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

f. Except as provided in Section 4(e), in no event may the Company accept repayment from the affected individual of less than the full amount of the Erroneously Awarded Compensation received by such individual.

g. The Board shall determine, in its sole discretion, the method of recovering any Erroneously Awarded Compensation pursuant to this Policy, taking into account all facts and circumstances (including the time value of money and the cost to unitholders of delayed recovery), so long as such method complies with the terms of Section 303A.14 of the NYSE Listing Standards. If the Board determines that an appropriate method of recovery is one other than the prompt repayment by the affected individual in cash or property, the Company may offer to enter into a repayment agreement with the affected individual (in a form and with terms reasonably acceptable to the Board).

h. If the affected individual fails to repay to the Company when due the full amount of the Erroneously Awarded Compensation received by such affected individual, the Company shall take all actions reasonable and appropriate to recover the full amount of the Erroneously Awarded Compensation from the affected individual.

5. Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the securities laws, including the disclosure required by the applicable Commission filings.

6. No Indemnification. The Company shall not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation, and shall not pay, or reimburse any current or former Executive Officers for premiums for any insurance policy to fund such Executive Officer’s potential recovery obligations.

7. Effective Date. This Policy shall be effective as of the Effective Date.

8. Amendment and Interpretation. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary or advisable to reflect the regulations adopted by the Commission and to comply with any rules or standards adopted by the NYSE. The Board may at any time in its sole discretion, supplement, amend or terminate any provision of this Policy in any respect as the Board determines to be necessary or appropriate. The Board shall interpret and construe this Policy and make all determinations necessary or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 thereunder and Section 303A.14 of the NYSE Listed Company Manual and any other applicable rules adopted by the Commission.

9. Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require the party thereto to agree to abide by the terms of this Policy or implement arrangements designed to facilitate the administration hereof. Although not a prerequisite to enforcement of this Policy, each Executive Officer shall be required to sign and return to the Company the Acknowledgment Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10. Successors. This Policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A

KNOT OFFSHORE PARTNERS LP

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED

COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms the undersigned has received and reviewed a copy of the KNOT Offshore Partners LP Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy. For the avoidance of doubt, any recovery affected under the Policy shall not constitute grounds to terminate the undersigned’s employment for “Good Reason” (or any term of similar meaning) under any employment or compensation arrangements, agreements, plans or programs.

Signed

Name (Printed)

Date